                                                                   EXHIBIT 10.30


                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT ("Agreement") is made and entered into this 31st day of August, 1995, by and among EATERIES, INC., an Oklahoma corporation ("Eateries"), PEPPERONI GRILL, INC., an Oklahoma corporation ("PGI") (Eateries and PGI are hereinafter collectively referred to as the "Borrowers" and individually as a "Borrower"), and LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, NATIONAL ASSOCIATION (hereinafter referred to as the "Bank").

                                    RECITALS

         A. The Borrowers have requested that the Bank establish a revolving loan facility, in the principal amount not to exceed $3,000,000, to refinance and increase the Borrowers' existing $500,000 line of credit at the Bank.

         B. The Bank is willing to establish the requested revolving loan facility, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the loan facility to be established hereunder, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrowers and the Bank hereby covenant and agree as follows:

1.       DEFINITIONS.  As used in this Agreement:

         1.1 Terms Defined Above. The terms "Borrowers," "Eateries," "PGI" and "Bank" shall have the respective meanings set forth in the preamble above.

         1.2 Certain Definitions. As used herein, the following terms shall have the meanings indicated below (unless the context otherwise requires):

                 "ADVANCE" means a cash loan from the Bank to the Borrowers under the Revolving Loan.

                 "AFFILIATE" means any Person who has a relationship with either Borrower whereby either such Person or such Borrower directly or indirectly controls or is controlled by or is under common control with the other, or holds or beneficially owns five percent (5%) or more of the equity interest in the other or five percent (5%) or more of any class of voting securities of the other and, in addition, shall include all officers and directors of each of the Borrowers.

                 "AGREEMENT" and such terms as "herein," "hereof," "hereto," "hereby," "hereunder" and the like mean and refer to this Loan Agreement, together with any and all exhibits and schedules attached hereto, and any and all supplements, modifications or amendments hereto.

                 "BUSINESS DAY" means that any day, other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Oklahoma, during which the Bank is open for substantially all of its normal banking functions.

                 "CAPITAL EXPENDITURE" means any payment for any fixed assets or improvements (including those incurred in connection with the acquisition or expansion of any Store) or for replacements, substitutions or additions thereto, and which are required to be capitalized under GAAP.

                 "CLEAN-DOWN AMOUNT" means: (a) $600,000 for the Clean-Down Periods during the periods commencing November 30, 1995 and 1996, respectively, and ending January 31, 1996 and 1997, respectively; and
         (b) $2,000,000 for the Clean-Down Period during the period commencing November 30, 1997, and ending January 31, 1998.

                 "CLEAN-DOWN PERIOD" has the meaning set forth in Subsection
         2.7.2 hereof.

                 "CLOSING" means the date and time, as provided in Subsection
         4.1 hereof, on which the Loan Documents are executed and delivered by the appropriate parties thereto, all in form and substance satisfactory to the Bank.

                 "COMMITMENT FEE" has the meaning set forth in Subsection 2.6.1 hereof.

                 "COMPLIANCE CERTIFICATE" means a written certificate to be delivered by the Borrowers pursuant to Subsection 6.1(c) hereof, substantially in the form of Exhibit "C" attached hereto.

                 "DEBT" means, with respect to any Person, (i) all obligations of such Person which, in accordance with GAAP, would be shown on its balance sheet as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all guaranties (direct or indirect) and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, Debt of other Persons; and (iv) Debt of other Persons secured by a Lien upon Property of such Person, whether or not assumed.

                 "DEFAULT" means the occurrence of any event or the existence of any circumstances which, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

                 "DISBURSEMENT REQUEST" means a written request for an Advance, substantially in the form of Exhibit "B" attached hereto.

                 "ENVIRONMENTAL LAWS" means all laws, statutes, ordinances, and regulations of any Governmental Authority pertaining to health, sanitation, food standards and/or environmental conditions on, under, about, or in any way relating to any Stores or other Properties of the Borrowers, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended and in effect from time to time, and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as amended and in effect from time to time.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

                 "EVENT OF DEFAULT" means the occurrence of any of the events or the existence of any of the circumstances specified in Section 8 hereof.

                 "GAAP" means generally accepted accounting principles in effect from time to time, applied on a consistent basis throughout the periods involved, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or Statements of the Financial Accounting Standards Board which may be applicable as of any determination date.

                 "GOVERNMENTAL AUTHORITY" means any court or any administrative or governmental department, commission, board, bureau, authority, agency or body of any governmental entity, whether foreign or domestic, and whether national, federal, state, county, city, municipal or otherwise.

                 "LIBOR RATE" means, for any calendar month in which interest on the Revolving Note is determined by reference to the LIBOR Rate, the "London Interbank Offered Rates (LIBOR)" for dollar deposits having a term of one (1) month, as published in the "Money Rates" section of The Wall Street Journal (Southwest Edition) on the last Business Day of the preceding calendar month.

                 "LIEN" means any mortgage, pledge, lien, security interest, assignment, charge, restriction, claim, or other encumbrance, whether statutory, consensual or otherwise, which is granted, created or suffered to exist by either of the Borrowers on any of its Properties and which secures any Debt of such Borrower.

                 "LOAN DOCUMENTS" means this Agreement, the Revolving Note, and all other instruments and documents executed or issued, or to be executed or issued, in favor of the

         Bank pursuant hereto or in connection with the Revolving Loan, and all amendments, modifications, extensions and renewals of any of the foregoing.

                 "MATERIAL ADVERSE EFFECT" means any event, circumstance or set of events which (i) has or could reasonably be expected to have any adverse effect whatsoever on the validity, enforceability or performance of the Loan Documents, (ii) is material and adverse to the financial condition, assets, liabilities or business operations of the Borrowers on a consolidated basis, (iii) does or could reasonably be expected to impair the ability of the Borrowers to fulfill their obligations under the terms and conditions of the Loan Documents, or
         (iv) causes or creates a Default.

                 "NATIONAL PRIME RATE" means the "Prime Rate" as published on a daily basis in the "Money Rates" section of The Wall Street Journal (Southwest Edition).

                 "NON-USE FEE" has the meaning set forth in Subsection 2.6.2 hereof.

                 "OBLIGATIONS" means and include all liabilities, obligations and indebtedness of the Borrowers to the Bank, of every kind and description, now existing or hereafter incurred, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, whether joint, several or joint and several, whether or not currently contemplated by the Bank or the Borrowers, including, without limitation, (i) all liabilities, obligations and indebtedness of the Borrowers to the Bank arising out of or relating to this Agreement, the Revolving Loan, the Revolving Note or any other of the Loan Documents, (ii) all Advances and other amounts from time to time owing under this Agreement (including interest accruing thereon and fees payable in respect thereof), (iii) any overdrafts by either of the Borrowers on any deposit account maintained with the Bank, and (iv) any and all extensions and renewals of any of the foregoing.

                 "PBGC" means the Pension Benefit Guaranty Corporation, as established pursuant to Section 4002 of ERISA, and any successor thereto or substitute therefor under ERISA.

                 "PERMIT" means any permit, certificate, consent, franchise, concession, license, authorization, approval, filing, registration or notification from or with any Governmental Authority or other Person.

                 "PERMITTED LIENS" means the following Liens against the Properties of the Borrowers: (i) deposits to secure payment of worker's compensation, unemployment insurance and other similar benefits; (ii) Liens for property taxes not yet due; (iii) statutory Liens (A) against which there are established reserves in conformity with GAAP and which are being contested in good faith by appropriate legal proceedings, (B) which arise in favor of contractors or subcontractors in connection with the construction or improvement of Stores, are being contested or disputed in good faith by the applicable Borrower and do not exceed $100,000 in the aggregate and the existence of which has been disclosed to the Bank, or (C) arise in the ordinary course of business and secure obligations which are not yet due and not in default; (iv) Liens in favor of the Bank; and (v) Liens which are in existence on the date hereof and which are described on Schedule I attached hereto.

                 "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or Governmental Authority.

                 "PROPERTY" means any asset or property, whether real, personal or mixed, tangible or intangible, which is now or at any time hereafter owned, operated or leased by either of the Borrowers.

                 "RATE ELECTION" has the meaning set forth in Subsection 2.5.3 hereof.

                 "REVOLVING COMMITMENT" means the sum of Three Million Dollars ($3,000,000), unless reduced by the Borrowers in accordance with the provisions of Subsection 2.10 hereof.

                 "REVOLVING LOAN" means the revolving loan facility to be established by the Bank in favor of the Borrowers pursuant to Subsection 2.1 hereof.

                 "REVOLVING NOTE" means the promissory note to be executed by the Borrowers in order to evidence all Advances made under the Revolving Loan pursuant to Subsection 2.4 hereof, substantially in the form of Exhibit "A" attached hereto (with appropriate insertions), as the same may be amended, modified, supplemented, renewed or extended from time to time.

                 "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

                 "STORE" means any restaurant or restaurant location which is owned, leased and/or operated by either of the Borrowers.

                 "SUBSIDIARY" means any Person in which either of the Borrowers owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding equity interest.

                 "TANGIBLE NET WORTH" means the consolidated net worth of the Borrowers after subtracting therefrom goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, and all other items of intangible Property.

         1.3 Accounting Terms. Accounting and financial terms used herein and not otherwise defined with respect to the Borrowers' financial statements and consolidated financial position shall have the meanings ascribed thereto pursuant to GAAP.

         1.4 Interpretation. All terms defined herein in the singular shall include the plural, as the context requires, and vice-versa.

         1.5 References to Borrowers. Unless the context otherwise requires, all references herein to the "Borrowers" shall mean "the Borrowers, jointly, severally and individually," whether or not specifically so stated.

2. LENDING AGREEMENT. Subject to the terms and conditions of this Agreement and the Loan Documents, and in reliance upon the representations and warranties contained herein and therein:

         2.1 Revolving Loan. The Bank agrees, at the Closing, to establish a revolving loan facility, to be designated as the "Revolving Loan," in an aggregate principal amount equal to the Revolving Commitment. The Revolving Loan may be drawn upon by the Borrowers from time to time, in whole or in part, on or before August 31, 1998, by requesting Advances in accordance with the provisions of Subsection 2.3 hereof; provided, however, that the aggregate principal amount of all Advances at any one time outstanding under the Revolving Loan shall not exceed the Revolving Commitment as of such date. The Revolving Loan shall be a revolving facility, and the prepayment of outstanding Advances shall restore the amount available for reborrowing.

         2.2 Use of Proceeds. Advances under the Revolving Loan shall be used by the Borrowers solely for the purposes of (i) refinancing the Borrowers' existing revolving line of credit at the Bank, (ii) refinancing and paying off the Borrowers' existing revolving line of credit at First Enterprise Bank in the approximate principal amount of $300,000, (iii) providing working capital, and/or (iv) financing the Borrowers' acquisition and expansion of new and existing Stores and other Capital Expenditures.

         2.3 Borrowing Procedures. The Borrowers shall make each request for an Advance by delivering to the Bank a properly completed and executed Disbursement Request no later than 1:00 p.m., Oklahoma City time, on the requested date of disbursement; provided, however, that the Borrowers make request an Advance by telephone if such request is confirmed in writing by delivering to the Bank a properly completed and executed Disbursement Request within three (3) Business Days after the date of the telephonic request. Not later than 3:00 p.m., Oklahoma City time, on the date on which any Advance is requested to be made, the Bank shall credit the amount of the requested Advance to an account maintained by Eateries with the Bank. Notwithstanding any provision of this Agreement, the Bank shall not be required to make any Advance hereunder if any of the conditions precedent in Section 4 hereof has not been satisfied.

         2.4 Revolving Note. The Advances from time to time outstanding under the Revolving Loan shall be evidenced by the Revolving Note, which shall be made, executed and delivered by the Borrowers at the Closing. Notwithstanding the principal amount stated on the face of the Revolving Note, the actual principal amount due from the Borrowers on account thereof shall be the sum of all Advances made by the Bank, less all principal payments actually received by the Bank in collected funds. All Advances made against the Revolving Note shall be recorded by the Bank in its books and records, and the unpaid principal balance so recorded shall be presumptive evidence of the principal amounts owing thereon.

         2.5     Interest.

                 2.5.1 Options. The unpaid principal amount of all Advances from time to time outstanding under the Revolving Note shall bear interest at a rate determined on a monthly basis by reference to the Prime Rate or the LIBOR Rate, as selected by the Borrowers pursuant to a Rate Election made in accordance with the provisions of Subsection
         2.5.3 hereof, as follows:

                          (a) If for any calendar month the Borrowers have selected the Prime Rate option, the unpaid principal balance of all Advances outstanding during such month shall bear interest at a fluctuating rate equal to the Prime Rate, adjusted as of the date of each change therein.

                          (b) If for any calendar month the Borrowers have selected the LIBOR Rate option, the unpaid principal balance of all Advances outstanding during such month shall bear interest at a fixed rate equal to the applicable LIBOR Rate, plus two and three-quarters percent (2.75%).

                 2.5.2 Post-Default Interest. Upon the occurrence of any Event of Default and until cured to the satisfaction of the Bank, the unpaid principal amount of all Advances outstanding under the Revolving Note shall bear interest at a fluctuating rate equal to the Prime Rate, adjusted as of the date of each change therein, plus two percent (2%).

                 2.5.3 Rate Election. On or before the first Business Day of each calendar month, the Borrowers shall deliver to the Bank a notice ("Rate Election") stating whether the Borrowers elect that interest on the Revolving Note for such month be determined by reference to the Prime Rate or the LIBOR Rate. Each Rate Election so delivered to the Bank shall be irrevocable. In the event the Borrowers fail to deliver a Rate Election to the Bank on a timely basis, interest on the Revolving Note for that month shall bear interest at a rate determined by reference to the Prime Rate.

                 2.5.4 Payment. Interest shall be due and payable monthly in arrears on the last day of each calendar month, commencing September 30, 1995, and at the maturity of the Revolving Note (whether at the stated maturity, upon acceleration or otherwise).

                 2.5.5 Computation of Interest. Interest on the Advances outstanding under the Revolving Note shall be computed on the basis of a year consisting of 360 days and for the actual number of days elapsed.

         2.6     Fees.

                 2.6.1 Commitment Fee. At the Closing, the Borrowers shall pay to the Bank a nonrefundable "Commitment Fee" in the amount of $10,000.

                 2.6.2 Non-Use Fee. The Borrowers shall pay to the Bank a nonrefundable "Non-Use Fee" of one-half of one percent (1/2 of 1%) per annum on the daily average of the unborrowed amount of the Revolving Commitment. The Non-Use Fee shall be computed on the basis of a year consisting of 360 days and for the actual number of days elapsed. The Non-Use Fee shall be payable in arrears on the first Business Day of each January, April, July and October during the term of this Agreement, commencing October 1, 1996, and at the maturity of the Revolving Note (whether at the stated maturity, upon acceleration or otherwise).

         2.7     Principal Payments.

                 2.7.1 Maturity. The entire outstanding principal balance of the Revolving Note, together with all unpaid interest accrued thereon, shall be due and payable in full on August 31, 1998.

                 2.7.2 Clean-Down Periods. During the period commencing November 30 of each year and ending on January 31 of the following year, the Borrowers will designate a period of thirty (30) consecutive calendar days as a "Clean-Down Period." During each Clean-Down
         Period: (a) the aggregate outstanding Advances shall not exceed the applicable Clean-Down Amount; and (b) the Borrowers shall not request, and the Bank shall not be obligated to make, any new Advances if the making of such Advances would cause the aggregate outstanding Advances to exceed the applicable Clean-Down Amount.

         2.8 Optional Prepayments. The Borrowers may, at any time and from time to time, prepay the outstanding principal amount of the Revolving Note, in whole or in part, without premium or penalty.

         2.9 Making of Payments. All payments, including prepayments, of principal of, or interest on, the Revolving Note shall be made to the Bank at its principal office in Oklahoma City, Oklahoma, on or before 2:00 p.m., Oklahoma City time, on the date due, in immediately available funds. Whenever a payment is due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day and interest (if any) shall accrue during such extension.

         2.10 Reduction or Termination of Revolving Loan. The Borrowers may, from time to time, upon written notice received by the Bank, permanently reduce the amount of the Revolving Commitment, but only upon repayment of the amount, if any, by which the unpaid principal balance of the Revolving Note exceeds the then reduced amount of the Revolving Commitment. Any such reduction shall be in an amount of at least $100,000. The Borrowers may at any time on like notice terminate the Revolving Commitment in full by paying the Revolving Note in full.

         2.11 Renewal and Extension. In the event the Revolving Loan is renewed and extended at maturity, the terms and provisions of this Agreement shall continue in full force and effect with respect to the Revolving Loan, except as may otherwise be agreed in writing by the Borrowers and the Bank. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as obligating the Bank to agree or consent to any such renewal and extension, and the Borrowers acknowledge that the Bank has not made or given any assurances regarding renewal and extension of the Revolving Loan.

         2.12 Maximum Lawful Interest Rate. It is not the intention of the Bank or the Borrowers to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Loan Documents and all other agreements between the Borrowers and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Bank for the use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or of any other Loan Document, at the time the performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If from any such circumstances the Bank shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of monies shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate of interest on account of such Obligations is uniform throughout the term thereof. This Subsection 2.12 shall control every other provision of the Loan Documents and all other agreements between the Bank and the Borrowers contemplated thereby.

         2.12 Appointment of Agent. PGI hereby designates and appoints Eateries as its sole and exclusive agent for the purposes of requesting and receiving Advances, submitting reports and certificates hereunder and making payments or prepayments in accordance herewith.

3. NEGATIVE PLEDGE. To secure the Obligations, each of the Borrowers agree that, until the Obligations have been paid and satisfied in full and the Revolving Commitment has been terminated:

         3.1 Liens. Except for Permitted Liens, neither of the Borrowers will create, grant, assume or suffer to exist any Lien on any of its Properties.

         3.2 Sale of Properties. Neither of the Borrowers will sell, transfer, convey or otherwise dispose of any of its Properties, whether pursuant to a single transaction or a series of transactions, except in the ordinary course of business.

4.       CONDITIONS OF LENDING

         4.1 Closing. The Closing shall take place at the offices of the Bank in Oklahoma City on August 31, 1995, at 10:00 a.m., or at such other place, date and/or time as the parties shall agree in writing.

         4.2 Conditions to Initial Funding. The obligation of the Bank to enter into and perform under this Agreement and to make Advances under the Revolving Loan is subject to the Borrower's satisfaction of the following conditions precedent at or as of the Closing:

                 (a) Loan Documents. This Agreement and the Revolving Note shall have been duly and validly authorized, executed and delivered to the Bank, all in form and substance satisfactory to the Bank.

                 (b) Corporate Documents. The Bank shall have received the following with respect to each of the Borrowers: (i) a true and correct copy of its Articles or Certificate of Incorporation, as amended, certified by the Oklahoma Secretary of State; (ii) a true and correct copy of its Bylaws, as amended, certified by its duly elected and acting corporate secretary; (iii) a good standing certificate issued by the Oklahoma Secretary of State as to its due incorporation and good standing under the laws of the State of Oklahoma; and (iv) a good standing certificate issued by the Secretary of State or equivalent public official of each other state or jurisdiction in which it owns any Stores or conducts business.

                 (c) Resolutions. The Bank shall have received a true and correct copy of the resolutions adopted by the Board of Directors of each of the Borrowers duly authorizing the borrowings contemplated hereunder and such Borrower's execution, delivery and performance of the Loan Documents.

                 (d) Incumbency Certificates. The Bank shall have received certificates executed by the duly elected and acting corporate secretary of each of the Borrowers stating the names and titles and containing specimen signatures of the officers authorized to execute and deliver the Loan Documents on behalf of such Borrower.

                 (e) Lien Searches. The Bank shall have received certified responses to UCC lien search requests reflecting that there are no effective UCC financing statements on file in any filing office in the State of Oklahoma or any other states or jurisdictions in which the Borrowers own any Stores naming either of the Borrowers as debtor and covering any Properties of the Borrowers, other than financing statements relating to Permitted Liens.

                 (f) Insurance Policies. The Bank shall have received copies of such insurance policies, or binders or certificates of insurance, in form and substance satisfactory to the Bank, evidencing that the Borrowers have obtained and are maintaining the minimum insurance coverages required by this Agreement.

                 (g) Payoff Letter. The Bank shall have received a satisfactory payoff letter from First Enterprise Bank (i) stating the amount necessary to pay off the entire principal balance of and accrued interest on the Borrowers' existing line of credit at such bank, (ii) setting forth payment instructions for remitting the payoff amount, and (iii) stating that, upon its receipt of the payoff amount, it will cancel and terminate all outstanding loan agreements, promissory notes and other loan documents previously delivered to it by the Borrowers, and will release and terminate any and all Liens held by it on any Properties of the Borrowers.

                 (h) Other Matters. The Borrowers shall have provided the Bank with such reports, information, financial statements, and other documents as the Bank has reasonably requested to evidence the Borrowers' compliance with the terms and conditions of this Agreement.

                 (h) Legal Matters. All legal matters incident to the Loan Documents and the Revolving Loan shall be satisfactory to the Bank and its counsel.

         4.3 Conditions to Advances Under Revolving Loan. The obligation of the Bank to make any Advance under the Revolving Loan subsequent to the Closing is subject to the Borrower's satisfaction of the following additional conditions precedent:

                 (a) Disbursement Request. The Bank shall have received a proper request for such Advance in accordance with the provisions of Subsection 2.3 hereof.

                 (b) Representations and Warranties. The representations and warranties set forth herein and in the other Loan Documents shall be true and accurate (except to the extent any representations or warranties as to the financial condition of the Borrowers relate solely to an earlier specified date).

                 (c) No Defaults. There shall not have occurred and be continuing any Default or Event of Default.

                 (d) No Violation. The making of such Advance shall not cause the Bank to be in violation of any statute or regulation or any order or decree of any Governmental Authority.

5. REPRESENTATIONS AND WARRANTIES. In addition to the other representations and warranties made herein, each of the Borrowers represents and warrants to the Bank that the following statements are true and correct and will be true and correct at all times until the Obligations is paid and satisfied in full:

         5.1 Existence. Each of the Borrowers is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to conduct business and in good standing under the laws of all other states and jurisdictions in which it owns any Stores or conducts business. Each of the Borrowers is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of Governmental Authorities to carry on its business as currently conducted and as contemplated to be conducted.

         5.2 Validity and Binding Nature. The Loan Documents constitute (or upon execution and delivery will constitute) valid and legally binding obligations of each of the Borrowers, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity).

         5.3 Conflicting Agreements and Restrictions. Neither of the Borrowers is a party to any contract or agreement or subject to any other restriction which has or is likely to have a Material Adverse Effect. Neither the execution and delivery by each of the Borrowers of the Loan Documents to which it is a party, nor fulfillment or compliance with the terms and provisions thereof, will (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which it is subject or by which its Properties are bound, (ii) result in the creation or imposition of any Lien on any Property now or hereafter owned by it pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement, or (iii) require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any Governmental Authority, or, to the extent that any such consent or other action may be required, it has been validly procured or duly taken.

         5.4 Actions and Proceedings. There is no action or proceeding against or investigation of either of the Borrowers, pending or threatened, which questions the validity of any of the Loan Documents or which is likely to have a Material Adverse Effect.

         5.5 Financial Condition. The audited consolidated financial statements of Eateries for the fiscal year ended December 31, 1994, and the unaudited financial statements of Eateries for the six months ended June 30, 1995, copies of which have been furnished to the Bank, are correct and complete and fairly present the consolidated financial position of the Borrowers as of the dates thereof. Such financial statements were prepared in conformity with GAAP, and there has occurred no material adverse change in the consolidated financial position of the Borrowers from the effective dates of such financial statements to the date hereof. Neither of the Borrowers has any contingent obligations, unusual or long-term commitments, unrealized or anticipated losses from any unfavorable commitment, or liabilities for taxes not reflected in such financial statements or in the notes thereto which are individually or in the aggregate substantial in relation to the consolidated financial position of the Borrowers.

         5.6 Ownership of Properties; Liens. Each of the Borrowers has good and marketable title to, or valid leasehold interests in, all Properties owned, leased or used by it in connection with the operation of its business, and none of such Properties is subject to any Lien of any kind other than Permitted Liens.

         5.7 No Subsidiaries. PGI is a wholly-owned Subsidiary of Eateries. Except for Eateries' ownership of the stock of PGI, neither of the Borrowers has any Subsidiaries (other than limited purpose Subsidiaries which are not operating companies and which individually do not have total assets in excess of $20,000), owns any stock in any other corporation, or is a partner or joint venturer in or equity owner of any partnership, joint venture or other business association.

         5.8 Permits. Each of the Borrowers has all Permits and has made all governmental and regulatory filings, registrations and notifications (i) which are presently necessary for it to carry on its business as now being conducted or as contemplated to be conducted, (ii) which are presently necessary for it to own, lease and operate its Properties as now owned, leased and operated, or (iii) which if not obtained would have a Material Adverse Effect. All such Permits are valid and subsisting, and neither of the Borrowers is in material violation of the terms of any such Permit.

         5.9 No Defaults. Neither of the Borrowers is in default of or in breach under any material contract, agreement or instrument to which it is a party or by which it or any of its Properties may be bound.

         5.10 ERISA. Neither of the Borrowers has incurred any "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA, with respect to any employee pension or other benefit plan or trust maintained by or related to it, or with respect to which it is required to make contributions, and neither of the Borrowers has incurred any material liability to PBGC or otherwise under ERISA in connection with any such plan. No reportable event described in Sections 4042(a) or 4043(b) of ERISA has occurred.

         5.11 No Violation of Applicable Law. Each of the Borrowers is in compliance in all material respects with all statutes, rules and regulations relating to its business and operations in all states and jurisdictions where it is currently doing business, including, without limitation, those relating to health and safety standards, equal employment practices, labor relations and civil rights.

         5.12 Environmental Laws. Each of the Borrowers is in compliance in all material respects with all applicable Environmental Laws in all jurisdictions in which its is currently doing business, and neither of the Borrowers is aware of any violation or claimed violation of any Environmental Law which has or is likely to have a Material Adverse Effect.


         5.13 Taxes. Each of the Borrowers has filed all federal, state and local tax returns required by law to be filed, and has paid all taxes, assessments and similar charges shown to be due and payable on said returns, to the extent that such taxes and assessments have become due, except those being diligently contested by appropriate legal proceedings, in good faith, and against which adequate reserves have been established in conformity with GAAP. At the date of this Agreement, no extensions of time are in effect for assessments of deficiencies for federal income taxes of either of the Borrowers.

         5.14 Compliance with Board Regulations. No part of the proceeds of any Advance will be used, and no part of any loan repaid or to be repaid with the proceeds of any Advance was or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or margin stock within the meaning of Regulations G or U of the Federal Reserve Board. The Properties of the Borrowers do not include any margin securities or margin stock, and neither of the Borrowers has any present intention of acquiring any margin securities or margin stock.

         5.15 Investment Company Act; Public Utility Holding Company Act. Neither of the Borrowers is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company", a "subsidiary company" thereof or an "affiliate" of a "holding company" or of such a "subsidiary company", each within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.16 Survival of Representations. All representations and warranties made herein shall survive the delivery of this Agreement and the Revolving Note and the making of any Advances, and any investigation at any time made by or on behalf of the Bank shall not diminish its right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrowers under or pursuant to this Agreement or any other Loan Documents or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties made hereunder.

6. AFFIRMATIVE COVENANTS. Until the Obligations have been paid in full and all of the Revolving Commitment has been terminated, the Borrowers agree to perform or cause to be performed the following, unless the Bank shall otherwise consent in writing:

         6.1     Financial Statements and Other Reports.

                 (a) Annual Financial Statements and Reports. Within ninety (90) days after the end of each fiscal year, the Borrowers will furnish to the Bank a copy of the audited consolidated balance sheet of Eateries as of the end of such year and the audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of Eateries for such fiscal year, each prepared in conformity with GAAP and setting forth in each case, in comparative form, corresponding figures from the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank. Such financial statements shall be duly certified by independent certified public accountants of recognized standing selected by Eateries and acceptable to the Bank.

                 (b)      Quarterly Financial Statements. Within forty-five
         (45) days after the end of each fiscal quarter (excluding the last fiscal quarter) of each year, the Borrowers will furnish to the Bank a copy of the interim unaudited consolidated financial statements of Eateries, prepared in conformity with GAAP and presented in a manner consistent with the audited financial statements required under Subsection 6.1(a) hereof and certified (subject to normal year-end adjustments) as to fairness of presentation, compliance with GAAP and consistency by the chief financial officer of Eateries.

                 (c) Compliance Certificates. Within forty-five (45) days after the end of each fiscal quarter (excluding the last fiscal quarter) of each year and within ninety (90) days after the end of the final fiscal quarter of each year, the Borrowers will furnish to the Bank a Compliance Certificate, signed by the chief financial officer of Eateries, (i) stating that such officer, after due inquiry, has no knowledge of the occurrence of a Default or an Event of Default, (ii) stating that, to the knowledge of such officer, after due inquiry, the Borrowers have complied with the terms of the Loan Documents in all material respects, or, in the event such officer has knowledge of a Default or an Event of Default or that any of the terms of the Loan Documents has not been complied with in all material respects, the nature of such Default or Event of Default or non-compliance will be specified in such certificate together with any steps being taken by the Borrowers to correct such Default or Event of Default or non-compliance, and (iii) containing a computation of, and showing compliance with, each of the financial covenants contained in Subsection 7.8.

                 (d)      SEC Reports.  The Borrowers will furnish to the Bank
         (i) as soon as practicable and in any event within one hundred twenty
         (120) days after the end of each fiscal year, copies of the Annual Report of Eateries filed with the SEC on Form 10-K (including any financial statements incorporated by reference therein) for such fiscal year, (ii) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter), copies of the Quarterly Report of Eateries filed with the SEC on Form 10-Q for such fiscal quarter, and (iii) promptly upon their becoming available, copies of all other regular and periodic reports including, without limitation, all periodic reports filed on Form 8-K, proxy statements and other materials filed by Eateries with the SEC.

         6.2     Other Reports and Notifications.

                 (a) Other Financial Information. Within ten (10) days after each request, each of the Borrowers will furnish the Bank with such other information concerning its business, operations and financial condition as may be reasonably requested from time to time by the Bank.

                 (b) Litigation. Each of the Borrowers will promptly notify the Bank, but in any event within seven (7) days, after it knows of any pending or threatened suit, action, investigation or administrative proceeding against or affecting such Borrower or any of its Properties, where the amount sued for or the value of the Property involved (notwithstanding any insurance coverage therefor) is $500,000 or more.

                 (c) Notification of Liens. Each of the Borrowers will promptly notify the Bank, but in any event within seven (7) days, after it knows of the existence or asserted existence of any Lien on any of its Properties, excluding only Permitted Liens (other than statutory Liens of the type described in clause (ii)(B) of the definition of "Permitted Liens").

                 (d) Environmental Notices. Each of the Borrowers will promptly notify the Bank, but in any event within seven (7) days, after it knows of any violation or claimed violation of any Environmental Law which has or is likely to have a Material Adverse Effect.

                 (e) Events With Respect to ERISA. Each of the Borrowers will promptly notify the Bank, but in any event within seven (7) days, after it knows that any reportable event described in Sections 4042(a) or 4043(b) of ERISA has occurred with respect to any employee pension or other benefit plan or trust maintained by or related to the Borrowers or that PBGC has instituted or intends to institute proceedings under ERISA to terminate any such plan. Such notice shall contain (i) a certificate of the chief executive officer or chief financial officer of Eateries setting forth details as to such event and the action which the Borrowers propose to take with respect thereto, and (ii) a copy of any notice delivered by PBGC evidencing its intent to institute such proceedings. Each of the Borrowers will also furnish to the Bank (or cause each plan administrator to furnish to the Bank) the annual report for each plan covered by ERISA maintained by or related to such Borrower as filed with the U.S. Secretary of Labor not later than ten (10) days after the receipt of a request from the Bank in writing for such report.

                 (f) Other Notifications. Each of the Borrowers will promptly notify the Bank, but in any event within seven (7) days, after it knows that any of the following has occurred: (i) a Default or an Event of Default; (ii) any change in the assets, liabilities, financial condition, business, operations, affairs or circumstances of either of the Borrowers which might have a Material Adverse Effect;
         (iii) any material change in the
         accounting practices and procedures of the Borrowers, including a change in fiscal year; and (iv) any change in the principal place of business of the Borrowers.

         6.3 Books and Records. Each of the Borrowers will maintain adequate and accurate books and records of account in conformity with GAAP.
The Bank will have the right to examine and copy such books and records at its expense, and to discuss the affairs, operations, finances and accounts with the Borrowers' authorized officers, during business hours and upon reasonable notice.

         6.4 Inspection. Each of the Borrowers will permit any employee or authorized representative of the Bank to enter upon its premises and inspect any of its Properties during business hours and upon reasonable notice.

         6.5 Taxes; Other Liens. Each of the Borrowers will pay when due all taxes, assessments, governmental charges or levies owing or payable by it, and will pay when due all claims for labor, materials, supplies, rent and other obligations which, if unpaid, might become a Lien against any of its Properties, except to the extent any of the foregoing are being diligently contested in good faith by appropriate legal proceedings and against which there are established adequate reserves in conformity with GAAP.

         6.6 Existence. Each of the Borrowers will maintain its corporate existence and will be duly qualified or licensed to conduct business and in good standing under the laws of each state or jurisdiction in which it owns any Stores or conducts any business.

         6.7 Licenses and Permits. Each of the Borrowers will maintain all Permits (i) which are necessary for it to carry on its business as now being conducted or as contemplated to be conducted, (ii) which are necessary for it to own and operate its Properties, or (iii) which, if not obtained, would have a Material Adverse Effect.

         6.8 Maintenance of Properties. Each of the Borrowers will maintain all of its Stores and other Properties in good and workable condition, repair, and appearance, normal wear and tear excepted.

         6.9 Compliance with Laws. Each of the Borrowers will comply in all material respects with all statutes, laws, rules or regulations to which it is subject or by which its Properties are bound or affected, including, without limitation, (i) Environmental Laws (ii) those pertaining to occupational health and safety standards, (iii) those pertaining to equal employment practices, labor relations and civil rights, and (iv) those pertaining to its business or operations, except to the extent that any of the foregoing are being diligently contested in good faith by appropriate legal proceedings and against which there are established adequate reserves in conformity with GAAP.

         6.10 Further Assurances. Each of the Borrowers will upon request cure or cause to be cured any defects or omissions in the execution and delivery of, or the compliance with, the Loan Documents or the conditions described in Section 4 hereof.

         6.11 Reimbursement of Expenses. The Borrowers will pay or reimburse the Bank, either at the Closing or within ten (10) days after the Bank presents a statement therefor, for (i) all reasonable and customary out-of-pocket expenses incurred by the Bank in connection with the negotiation and preparation of this Agreement and the Loan Documents and the consummation of the transactions herein contemplated, including, without limitation, filing fees, recording costs, examinations of and certifications as to public records, and attorneys' fees (not to exceed $5,000) and expenses, (ii) all reasonable and customary out-of-pocket expenses incurred by the Bank in connection with the administration of this Agreement and the Loan Documents, including, without limitation, attorneys' fees and expenses incurred in connection with any amendment, modification, interpretation, termination, waiver or consent with respect to this Agreement or the other Loan Documents, and (iii) upon the occurrence of any Event of Default, all amounts reasonably expended, advanced or incurred by the Bank (A) after notice to the Borrowers, to satisfy any obligation of the Borrowers under the Loan Documents, or (B) to collect upon the Revolving Note or any other obligations included in the Obligations, or (C) to enforce the rights of the Bank under the Loan Documents or to collect the Obligations, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Bank in connection with any such matters. All of the foregoing charges and expenses shall be considered Obligations for purposes of this Agreement and if not paid when due shall thereafter bear interest at the Prime Rate, plus two percent (2%), until paid.

         6.12 Insurance. Each of the Borrowers will at all times maintain in full force and effect, with insurance companies satisfactory to the Bank, insurance policies in amounts and against risks consistent with insurance coverage customarily or typically maintained by similar businesses which are similarly situated. Without limiting the foregoing, such insurance coverage:
(i) will provide the Borrowers with comprehensive general liability insurance against loss or damage from hazards and risks to the person, rights and property of others in amounts not less than $1,000,000 per occurrence, and (ii) will provide that no adverse alteration or cancellation thereof shall be effective as against the Bank until thirty (30) days after written notice of such alteration or cancellation is given to the Bank. If requested, each of the Borrowers will furnish the Bank with copies of all insurance policies in effect and evidence of premium payment thereon. Neither of the Borrowers will commit or suffer to be committed any act whereby any insurance required hereunder will or may be suspended, impaired or defeated, nor suffer or permit its Properties to be used in a manner not permitted under any applicable insurance policy then in effect. Each of the Borrowers will notify the Bank at least fifteen (15) days prior to making any change in the insurance company or companies providing the insurance coverage required hereunder.

7. NEGATIVE COVENANTS. Until the Obligations have been paid in full and the Revolving Commitment has been terminated, neither of the Borrowers will perform or permit to be performed any of the following acts, unless the Bank shall otherwise consent in writing:

         7.1 Mergers, Consolidations and Reorganization. Neither of the Borrowers will (i) merge or consolidate with any Person (or enter into any merger or consolidation agreement or plan), or permit any such merger or consolidation with it, (ii) adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution, (iii) form or acquire any Subsidiaries (other than limited purpose Subsidiaries which are not operating companies and which individually do not have total assets in excess of $20,000), (iv) acquire any stock in any other corporation, (iv) become a partner or joint venturer in or equity owner of any partnership, joint venture or other business entity, or (vi) acquire all or substantially all of the assets or properties of any other Person.

         7.2     Loans to and Transactions with Affiliates.

                 7.2.1 Loans. Neither of the Borrowers will make or suffer to exist any loan, advance or other extension of credit, directly or indirectly, to or for the benefit of any Affiliate, except for loans, advances and other extensions of credit made to employees of the Borrowers in the ordinary course of business which do not exceed $50,000 in the aggregate at any time outstanding.

                 7.2.2 Other Transactions. Neither of the Borrowers will enter into any other transaction with any Affiliate, including, without limitation, any purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would exist in a comparable transaction with a Person other than an Affiliate.

         7.3 Limitation on Contingent Debt. Neither of the Borrowers will, directly or indirectly, guarantee, co-sign, agree to purchase or repurchase or provide funds in respect, or otherwise become or remain liable with respect to Debt of any character of any other Persons, including any Affiliates, which exceeds $10,000 in the aggregate.

         7.4     Changes in Nature of Business.  Neither of the Borrowers will
(i) discontinue its business or enter into any business or line of business which is not related to any business or line of business currently conducted by such Borrower, or (ii) own, lease or operate any Store under any name or concept other than the existing "Garfield's" and "Pepperoni Grill" names and concepts.

         7.5 New Stores. The Borrowers will not open or acquire (i) more than ten (10) new Stores during the fiscal year ending December 31, 1995, (ii) more than fourteen (14) new Stores during the fiscal year ending December 31, 1996, or (iii) more than twenty (20) new Stores during the fiscal year ending December 31, 1997.

         7.6 Capital Expenditures. The Borrowers will not incur aggregate Capital Expenditures in excess of (i) $4,200,000 during the fiscal year ending December 31, 1995, (ii) $6,400,000 during the fiscal year ending December 31, 1996, and (iii) $8,300,000 during the fiscal year ending December 31, 1997. For purposes of this Subsection 7.6, (i) the calculation of the Borrowers' Capital Expenditures for the fiscal year ending December 31, 1995, shall exclude the payments made by Eateries to acquire the assets now held by PGI, and (ii) the annual capitalized lease obligations of the Borrowers' incurred in connection with the proposed sale-leaseback of the Borrowers' point-of-sale equipment and related software shall be included in the calculation of the Borrowers' annual Capital Expenditures.

         7.7 Sale-Leaseback Transactions. Except for the proposed sale-leaseback of the Borrowers' point-of-sale equipment and related software, neither of the Borrowers will make or permit the occurrence of any sale, transfer or disposition of any of its Properties followed by such Borrower's leasing or rental of such Property, or any portion thereof, as lessee.

         7.8     Financial Covenants.

                 7.8.1 Tangible Net Worth. The Borrowers will not permit their Tangible Net Worth at any time to be less (i) $8,000,000 for the period commencing on the Closing and ending April 30, 1996, (ii) $8,750,000 for the period commencing on May 1, 1996, and ending April 30, 1997, or (iii) $9,500,000 for the period commencing on May 1, 1997, and ending August 31, 1998.

                 7.8.2 Debt to Net Worth. The Borrowers will not permit the ratio of their consolidated Debt to their Tangible Net Worth to exceed
         1.50 to 1 at any time.

                 7.8.3 Current Ratio. The Borrowers will not permit their current ratio (i.e., the ratio of its current assets to its current liabilities) to be less than (i) 0.60 to 1 at any time during the fiscal year ending December 31, 1995, (ii) 0.55 to 1 at any time during the fiscal year ending December 31, 1996, or (iii) 0.50 to 1 at any time thereafter.

                 7.8.4 Cash Flow Coverage Ratio. The Borrowers will not permit their "Cash Flow Coverage Ratio," determined as of the last day of any fiscal quarter, to be less than 1.35 to 1. For purposes of this Subsection 7.8.4, the Borrowers' "Cash Flow Coverage Ratio" as of any determination date means the fraction whose numerator is equal to the following:

                 (i) consolidated net income of the Borrowers for the four preceding fiscal quarters (excluding extraordinary gains); PLUS

                 (ii) depreciation and amortization expense and other noncash expenses of the Borrowers for the four preceding fiscal quarters;

         and whose denominator is equal to the following:

                 (i) the current maturities of the Borrowers' long-term Debt (which shall exclude in any event the Revolving
                          Loan) during the four fiscal quarters immediately following such determination date; PLUS

                 (ii) the total amount of cash dividends paid by Eateries during the four fiscal quarters immediately preceding such determination date; PLUS

                 (iii) the sum of $600,000 (which amount represents one-fifth of the Revolving Commitment).

8. EVENTS OF DEFAULT. The occurrence of any of the following events or existence of any of the following circumstances, unless waived in writing by the Bank, shall constitute an "Event of Default":

         8.1 Nonpayment of Revolving Note. If the Borrowers shall fail to pay any principal of or interest on the Revolving Note as and when such payment shall become due and payable (whether at the stated maturity, upon a mandatory prepayment, or otherwise); or

         8.2 Other Nonpayment. If the Borrowers shall fail to pay any other amount due and payable to the Bank, under the terms of the Loan Documents or otherwise, within five (5) days after the date such payment shall become due and payable; or

         8.3 Representations and Warranties. If any representation, statement, certificate, schedule or report made or furnished to the Bank by or on behalf of either of the Borrowers shall prove to have been false or erroneous in any material respect as of the date on which such warranty or representation was made, or if any warranty shall cease to be complied with in any material respect; or

         8.4 Breach of Covenants. If the Borrowers shall fail to perform or observe any of the covenants or agreements contained in Subsection 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11, 6.12, 7.8.1, 7.8.2 or 7.8.3 of this
Agreement and continuance thereof for thirty (30) days after written notice thereof from the Bank, or (ii) if the Borrowers shall fail to perform or observe any of the covenants or agreements contained in Subsections 3.1, 3.2, 6.4, 6.10, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 or 7.8.4 of this Agreement; or

         8.5 Other Breach of Covenants. If either of the Borrowers shall fail to perform or observe any covenants or agreements contained in any other Loan Documents and continuance thereof beyond the expiration of any applicable grace period expressly stated therein; or

         8.6 Insolvency. If either of the Borrowers shall (i) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator for itself or any of its Properties, (ii) admit in writing the inability to pay, or generally fail to pay, its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) commence any proceeding relating to the bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency, readjustment of debt, dissolution or liquidation, or if corporate action is taken for the purpose of effecting any of the foregoing, (v) suffer any such appointment or commencement of a proceeding as described in clause (i) or (iv) of this Subsection 8.6, which appointment or proceeding is not terminated or discharged within sixty (60) days, or (vi) become insolvent; or

         8.7 Judgments. If either of the Borrowers shall enter into any binding settlement or settlements or have entered against them by any court a final judgment or judgments for amounts not covered by insurance for an aggregate amount in excess of $500,000; or

         8.8 Default on Other Debt. If either of the Borrowers shall fail to pay any principal or interest on any Debt owing to any Person other than the Bank as and when the same shall become due and payable and such default shall continue beyond the expiration of any applicable grace period expressly provided, or if any default or event of default shall occur under the terms of any agreement or other document which would entitle the holder or holders thereof to accelerate the maturity thereof; or

         8.9 Breach of Other Agreements. If either of the Borrowers shall be in breach of or default under any material agreement with any Person and such breach or default shall remain unremedied for a period of ten (10) days; or

         8.10 Change in Management. If Vincent F. Orza, Jr., shall cease to serve as chief executive officer of Eateries, or if August A. Hehemann shall cease to serve as chief financial officer of Eateries; or

         8.11 ERISA Non-Compliance. If any employee pension or other benefit plan or trust maintained by or related to the Borrowers shall incur any "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA (whether or not waived by the Internal Revenue Service), or a reportable event, as such term is defined in Section 4043(b) of ERISA, shall occur with respect to any such plan or trust as a result of which the Borrowers could be obligated to make payments to PBGC aggregating in excess of five percent (5%) of the Borrowers' Tangible Net Worth, or in connection with the termination of any such plan or trust either of the Borrowers shall incur a liability to PBGC under Section 4062, 4063 or 4064 of ERISA; or

         8.12 Unenforceability of Loan Documents. If any Loan Document or any provision thereof shall for any reason cease to be a valid, binding and enforceable obligation of either of the Borrowers, or if either of the Borrowers shall so state in writing; or

         8.13 Material Adverse Change. If in the opinion of the Bank there shall occur any change in the condition (financial or otherwise) of either or both of the Borrowers which is likely to have a Material Adverse Effect and such change shall not be remedied or corrected within thirty (30) days after the Bank gives written notice thereof to the Borrowers.

9.       REMEDIES

         9.1 Acceleration of Obligations. If any Event of Default specified in Subsection 8.6 hereof shall occur, the obligations of the Bank hereunder (including the Revolving Commitment) shall automatically be terminated and the Revolving Note and all other Obligations shall become immediately due and payable, all without notice or demand. If any other Event of Default shall occur, the Bank may, at its option, without notice or demand, terminate its obligations hereunder (including the Revolving Commitment) and declare the Revolving Note and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable.

         9.2 Remedies. Upon the occurrence and during the continuation of any Event of Default, the Bank shall be entitled to exercise all remedies available to it under the Loan Documents or otherwise under applicable law.

         9.3 Cumulative Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right or remedy under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right thereunder preclude any other or further right or exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

         9.4 Waiver of Default. The Bank may, by an instrument in writing, waive any Default or Event of Default and any of the consequences of such Default or Event of Default, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequence of such subsequent or other Default or Event of Default.

         9.5 Deposits; Setoff. Regardless of the adequacy of any collateral security held by the Bank, any deposits or other sums credited by or due from the Bank to either of the Borrowers may at any time after the occurrence and during the continuation of any Event of Default be set off against the Obligations. The rights granted by this Subsection 9.5 shall be in addition to the rights of the Bank under any statutory banker's lien or the common law right of set off. This Subsection 9.5 shall not apply to any monies of which the applicable Borrower is not the beneficial owner, regardless of the name in which the money is deposited, nor shall this Subsection 9.5 apply to any monies which the applicable Borrower is contractually obligated to spend in whole or in part for the account of others, provided that such Borrower shall have established special accounts or given the Bank written notice that particular funds are beneficially owned by others, are dedicated for particular expenditures, or are subject to such Borrower's contractual obligation to spend for others. If the applicable Borrower fails to establish such special accounts and fails to give such notice, the Bank may assume that funds on deposit to the account of such Borrower belong solely to the named depositor and are subject to this Subsection 9.5.

         9.6 Application of Payments. During the continuation of any Event of Default, all payments received by the Bank in respect of the Obligations may be applied by the Bank to any liabilities, obligations or indebtedness included in the Obligations selected by the Bank in its sole and exclusive discretion.

10.      GENERAL PROVISIONS.  It is further agreed as follows:

         10.1 Participating Lender. The Borrowers understand that, although the Revolving Note and other Loan Documents name the Bank as the holder thereof, the Bank may from time to time sell one or more participation interests in the Revolving Loan to one or more financial institutions which are Affiliates of the Bank or, upon the prior written consent of the Borrowers (such consent not to be unreasonably withheld), to one or more other financial institutions. Each of the Borrowers agree that, subject to the terms of the agreements of participation, each participating lender will be entitled to rely on the terms of this Agreement and the other Loan Documents as fully as if such participating lender had been named as the holder of the Revolving Note and other Loan Documents.

         10.2 Hold Harmless. Except for a successful claim against the Bank by the Borrowers, each of the Borrowers will indemnify and hold the Bank and each participant in the Revolving Note harmless from all liability, loss, damages or expense, including reasonable attorney's fees, that the Bank or any such participant may incur in good faith as a result of entering into the Loan Documents or establishing the Revolving Loan, or in compliance with or in the enforcement of the terms of the Loan Documents.

         10.3 Notices. All notices, requests and demands required or authorized hereunder shall be served in person, delivered by certified mail, return receipt requested, or transmitted by telefacsimile, addressed as follows:

         If to either or both of
         the Borrowers:   -       Eateries, Inc.
                                  3240 W. Britton Road
                                  Suite 202
                                  Oklahoma City, Oklahoma  73120-2032
                                  Attn:  August A. Hehemann
                                  Fax: (405) 751-7348

         If to the Bank:  -       Liberty Bank and Trust Company of Oklahoma
                                  City, National Association
                                  100 N. Broadway
                                  Oklahoma City, Oklahoma  73102
                                  Attn:  Judy Felder, Vice President
                                  Fax:  (405) 231-6761

or at such other address as any party hereto shall designate for such purpose in a written notice to the other party hereto. Notices served in person shall be effective and deemed given when delivered, notices sent by certified mail shall be effective and deemed given three (3) Business Days after being deposited in the U.S. mail, postage prepaid, and notices transmitted by telefacsimile will be deemed given when sent, as indicated by the sender's written confirmation of transmission.

         10.4 Construction; Applicable Law. This Agreement and all other Loan Documents have been delivered to and accepted by the Bank in the State of Oklahoma, are to be performed in the State of Oklahoma and shall be deemed contracts made under the laws of the State of Oklahoma, and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Oklahoma. Nothing in this Agreement shall be construed to constitute the Bank as a joint venturer with the Borrowers or to constitute a partnership. The descriptive headings of the Sections and Subsections of this Agreement are for convenience only and shall not be used in the construction of the content of this Agreement.

         10.5 Binding Effect. This Agreement and the other Loan Documents shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, provided that without the prior, written consent of the Bank, neither of the Borrowers will assign or transfer any of its interest, rights or obligations arising out of or relating to the Loan Documents.

         10.6 Exhibits and Schedules. Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

         10.7 Entire Agreement; Conflicting Provisions. This Agreement constitutes the entire agreement of the parties hereto with respect to the Revolving Loan, and all matters arising out of or related thereto. In the event of any direct conflict between or among the provisions of this Agreement and the provisions of any other Loan Documents, the provisions of this Agreement shall control.

         10.8 Waivers. No act, delay, omission or course of dealing between or among the parties hereto will constitute a waiver of their respective rights or remedies under this

Agreement or the other Loan Documents. No waiver, change, modification or discharge of any of the rights and duties of the parties hereto will be effective unless contained in a written instrument signed by the party sought to be bound.

         10.9 Jurisdiction and Venue. All actions or proceedings with respect to this Agreement or any of the other Loan Documents may be instituted in any state or federal court sitting in Oklahoma City, Oklahoma, as the Bank may elect, and by execution and delivery of this Agreement, each of the Borrowers irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction (both subject matter and person) of each such court, and (ii) waives (A) any objection that such Borrower may now or hereafter have to the laying of venue in any of such courts, and (B) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.10 Counterpart Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Agreement shall be binding only when a counterpart hereof has been executed by an authorized officer or representative of the Bank at its principal office in Oklahoma City, Oklahoma.

         IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed in multiple counterparts, each of which shall be considered an original, effective the date and year first above written.


                                        EATERIES, INC.,
                                        an Oklahoma corporation


                                        By:
                                           -----------------------------------
                                           Vincent F. Orza, Jr., President

                                        PEPPERONI GRILL, INC.,
                                        an Oklahoma corporation


                                        By:
                                           -----------------------------------
                                           Vincent F. Orza, Jr., President


                                        LIBERTY BANK AND TRUST COMPANY
                                        OF OKLAHOMA CITY, NATIONAL ASSOCIATION

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                 -       Form of Revolving Note
Exhibit B                 -       Form of Disbursement Request
Exhibit C                 -       Form of Compliance Certificate

Schedule I                -       Schedule of Existing Liens

                                  EXHIBIT A-1


                                PROMISSORY NOTE
                                (Revolving Note)

                              Due: August 31, 1999

$5,000,000.00                                            Oklahoma City, Oklahoma
                                                                   July __, 1996


         FOR VALUE RECEIVED, the undersigned, Eateries, Inc., an Oklahoma corporation, and Pepperoni Grill, Inc., an Oklahoma corporation ( collectively, the "Makers"), promise to pay to the order of Liberty Bank and Trust Company of Oklahoma City, National Association ("Bank"), at its principal office in Oklahoma City, Oklahoma, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Five Million and No/100 Dollars ($5,000,000.00) or so much thereof as shall be disbursed and remain outstanding hereunder, together with interest thereon at the rate or rates specified in Subsection 2.5 of the Loan Agreement (hereinafter defined).

         This Note is executed and delivered by Makers pursuant to, and is entitled to the benefits of, that certain Loan Agreement dated August 31, 1995, as amended (the "Loan Agreement"), between Makers and Bank. Reference is hereby made to the Loan Agreement for terms and provisions regarding the collateral security for payment of this Note, the prepayment rights and obligations of Makers, the right of the holder of this Note to accelerate the maturity hereof on the occurrence or existence of any Event of Default specified therein, and for all other pertinent purposes.

         This Note is made, executed and delivered in renewal, extension, increase and replacement of (but not in payment or satisfaction of) that certain Promissory Note of Makers dated August 31, 1995, payable to the order of Bank in the principal amount of $3,000,000.

         Principal and interest hereunder shall be due and payable at such times and in such amounts as are specified in the Loan Agreement; provided that the entire unpaid principal balance hereof and all accrued interest thereon shall be due and payable on August 31, 1999.

         All payments, including prepayments, of principal of, or interest hereunder, shall be made to Bank at its principal office in Oklahoma City, Oklahoma, on or before 2:00 p.m., Oklahoma City time, on the date due, in immediately available funds. Whenever a payment is due on a day other than a business day, the due date shall be extended to the next succeeding business day and interest (if any) shall accrue during such extension.

         While any default exists hereunder, all sums herein promised to be paid shall bear interest at the rate equal to the Default Rate set forth in the Loan Agreement, accrued from the date of default to the date on which such default is cured to the satisfaction of the holder hereof. All past due sums will be paid at the time of and as a condition precedent to the curing of any default hereunder. During the existence of any such default, the holder of this Note may apply payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing any said indebtedness as said holder may determine.

         It is the intent of Bank and Makers to conform strictly to all applicable usury laws, and any interest on the principal balance hereof in excess of that allowed by said usury laws shall be subject to reduction to the maximum amount of interest allowed under said laws. If any interest in excess of the maximum amount of interest allowable by said usury laws is inadvertently paid to the holder hereof, at any time, any such excess interest shall be refunded by the holder to the party or parties entitled to the same after receiving notice of payment of such excess interest.

         All advances and payments hereunder will be recorded by Bank in its books and records, and the unpaid principal balance so recorded shall be presumptive evidence of the amount owing on this Note.

         If, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's right hereunder, Makers will pay to the holder hereof its reasonable attorneys' fees, together with all court costs and other expenses paid by such holder.

         Makers, endorsers, sureties, guarantors and all other parties who may become liable for all or any part of this Note severally waive demand, presentment, notice of dishonor, protest, notice of protest, and notice of non-payment, and consent to: (a) any and all extensions of time for any term or terms regarding any payment due under this Note, including partial payments or renewals before or after maturity; (b) any substitutions or release of collateral; and (c) the addition, substitution or release of any party liable for payment of this Note.

         No waiver of any payment or other right under this Note or any related agreement shall operate as a waiver of any other payment or right. All of the holder's rights hereunder are cumulative and not alternative. This Note shall inure to the benefit of the successors and assigns of Bank or other holder and shall be binding upon the successors and assigns of Makers.

         THIS NOTE HAS BEEN DELIVERED TO AND ACCEPTED BY THE BANK IN THE STATE OF OKLAHOMA, IS TO BE PERFORMED IN THE STATE OF OKLAHOMA AND SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF OKLAHOMA, AND ALL RIGHTS AND INDEBTEDNESS HEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA.

         IN WITNESS WHEREOF, Makers have executed this instrument as of the day and year first above written.

                                        EATERIES, INC.,
                                        an Oklahoma corporation


                                        By:
                                           -------------------------------------
                                           Vincent F. Orza, Jr. President


                                        PEPPERONI GRILL, INC.,
                                        an Oklahoma corporation


                                        By:
                                           -------------------------------------
                                           Vincent F. Orza, Jr., President

                             DISBURSEMENT REQUEST


To:     LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY,
        NATIONAL ASSOCIATION (the "Bank")

        Attn: Judy Barrett Felder, Vice President

        Reference is made to the Loan Agreement dated August 31, 1995 (herein, together with all amendments and supplements thereto, called the "Loan Agreement"), by and among Eateries, Inc., and Pepperoni Grill, Inc. (the "Borrowers"), and the Bank. Capitalized terms used but not otherwise defined herein have the meanings attributed to them in the Loan Agreement.

        The Borrowers hereby request an Advance under the Loan Agreement as follows:

o       Check as applicable:

        __ This Disbursement Request is an original request for an Advance under the Revolving Loan.

        __ This Disbursement Request confirms an oral request for an Advance under the Revolving Loan given to the Bank on ________, 199__. [Must be no more than three (3) Business Days earlier than the date of this Disbursement Request.]

o       The principal amount of the Advance will be $_______.

o The requested date of disbursement will be _____, 199__. [Must be a Business Day.]

o       The proceeds of the Advance will be used (check as applicable):

        __  For working capital purposes; or

        __ To provide financing for the following acquisition or expansion of a new or existing Stores or for other Capital Expenditures (describe):

                                        Very truly yours,



                                        EATERIES, INC., and
                                        PEPPERONI GRILL, INC.


                                        By:
                                           ----------------------------------
                                        Title:
                                              -------------------------------

                            COMPLIANCE CERTIFICATE



To:     LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY,
        NATIONAL ASSOCIATION (the "Bank")

        Attn: Judy Barrett Felder, Vice President

        Reference is made to the Loan Agreement dated August 31, 1995 (herein, together with all amendments and supplements thereto, called the "Loan Agreement"), by and among Eateries, Inc., and Pepperoni Grill, Inc. (the "Borrowers"), and the Bank. Capitalized terms used but not otherwise defined herein have the meanings attributed to them in the Loan Agreement.

        The undersigned hereby certifies, represents and warrants to you as follows:

        1. The undersigned is the chief financial officer of Eateries, Inc. and in such capacity is authorized to execute and deliver this Compliance certificate on behalf of the Borrowers.

        2. The undersigned has reviewed the activities of the Borrowers with a view to determining whether the Borrowers have fulfilled their respective obligations under the Loan Agreement and all other Loan Documents.

        3. Except as set forth on Schedule I attached hereto, to the best knowledge of the undersigned: (a) the Borrowers are compliance in all material respects with all of the terms and provisions of the Loan Agreement and the other Loan Documents; (b) all representations and warranties made by the Borrowers in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (other than representations and warranties which refer solely to an earlier specified date); and (c) no Default or Event of Default has occurred and is continuing under the Loan Agreement or any of the other Loan Documents.

        4. As of __________, the Borrowers were in compliance with the financial covenants set forth in Section 7.8 of the Loan Agreement, as demonstrated by the computations set forth in Schedule II attached hereto.

        IN WITNESS WHEREOF, the undersigned has executed and delivered this Compliance Certificate this ___ day of ________, 19__.


                                        -------------------------------------
                                        Name:  August A. Hehemann
                                        Title: Chief Financial Officer

                                  SCHEDULE I


                          To Compliance Certificate

        Nature of Default or Event of Default or terms of Loan Documents that have not been complied with in all material respects:







        Steps being taken to correct such Default or Event of Default or noncompliance:

                                 SCHEDULE II

                          To Compliance Certificate


Subsection 7.8.1 - Tangible Net Worth

Consolidated net worth (per GAAP)                               $_________

MINUS: Intangible assets                                      -  _________

                                                                 _________

        Total consolidated Tangible Net Worth                   $_________

        Minimum required under Subsection 7.8.1:

                Closing through April 30, 1996                  $8,000,000
                May 1, 1996 through April 30, 1997              $8,750,000
                May 1, 1997 through August 31, 1988             $9,500,000

Subsection 7.8.2 - Total Debt to Net Worth

A.      Total consolidated Debt                                 $_________

B.      Tangible Net Worth                                      $_________

Ratio (A divided by B)                                           ____:1.00

        Maximum allowed under Subsection 7.8.2                   1.50:1.00

Subsection 7.8.3 - Current Ratio

A.      Total Current Assets                                    $_________

B.      Total Current Liabilities                               $_________

Ration (A divided by B)

        Minimum allowed under Subsection 7.8.3                   ____:1.00

                During fiscal year ending December 31, 1995      0.60:1.00
                During fiscal year ending December 31, 1996      0.55:1.00
                After December 31, 1996                          0.50:1.00

Subsection 7.8.4 - Cash Flow Coverage Ratio

A.      Total consolidated net income (less extraordinary
        gains) for prior four fiscal quarters                   $_________

        PLUS: Consolidated depreciation and amortization
        expense and other noncash expenses for prior
        four fiscal quarters                                    +_________

                                                                ==========

                Total                                           $_________

B.      Current maturities of long-term Debt during
        subsequent four fiscal quarters (excluding
        the Revolving Loan)                                     $_________


        PLUS: Total amount of cash dividends paid during
        four fiscal quarters immediately preceding
                                                                +_________

        PLUS: $600,000                                          +_________

                                                                ==========

                Total                                           $_________

C.      Cash Flow Coverage Ratio (A divided by B)                ____:1.00

                Minimum required under Subsection 7.8.4          1.35:1.00